EXHIBIT 21.1

                              LIST OF SUBSIDIARIES



Subsidiary                                           State of Incorporation
----------                                           ----------------------

Sports Image, Inc.                                            Arizona
Racing Collectibles, Inc.                                     Florida
Racing Collectables Club of America, Inc.                     Florida